Exhibit 10.13

SHARE SUBSCRIPTION AGREEMENT

DATED 27 AUGUST 2019

BY AND AMONG

ONECONNECT FINANCIAL TECHNOLOGY CO., LTD.

Great Lakes Global Limited

-and -

MS. CHAU JESSICA TSZ WA (周子华)

CONTENTS

1. DEFINITIONS AND INTERPRETATION	1

2. SUBSCRIPTION FOR SHARES	5

3. CLOSING	5

4. WARRANTIES	6

5. COVENANTS	6

6. CONDITIONS TO CLOSING	7

7. INDEMNIFICATION	8

8. FORCE MAJEURE	10

9. TERMINATION AND SURVIVAL	10

10. TAXES AND COSTS	11

11. NO PARTNERSHIP	11

12. ANNOUNCEMENTS AND CONFIDENTIALITY	11

13. GUARANTEE	12

14. PERSONAL REPRESENTATIVES AND SUCCESSORS IN TITLE	12

15. ENTIRE AGREEMENT	12

16. VARIATIONS	12

17. WAIVER	12

18. SEVERABILITY	13

19. NOTICES	13

20. COUNTERPARTS	13

21. GOVERNING LAW AND DISPUTE RESOLUTION	14

22. LANGUAGE VERSION	14

SCHEDULE 1: COMPANY WARRANTIES	I

SCHEDULE 2: INVESTOR WARRANTIES	I

SCHEDULE 3: EXISTING SHAREHOLDERS OF COMPANY	I

SCHEDULE 4: CURRENT STRUCTURE	I

DOCUMENTS IN THE AGREED FORM

•                                 DEED OF ADHERENCE

THIS SHARE SUBSCRIPTION AGREEMENT (this “Agreement”) is made on 27 August 2019 by and among:

(1)                                 ONECONNECT FINANCIAL TECHNOLOGY CO., LTD., an exempted limited liability company incorporated in the Cayman Islands with registered address at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, Cayman Islands, KY1-1104 (the “Company”);

(2)                                 Great Lakes Global Limited, a business company limited by shares incorporated in the British Virgin Islands with registered address at Ritter House, Wickhams Cay II, P.O. Box 3170, Road Town, Tortoia, British Virgin Islands (the “Investor”); and

(3)                                 Ms. Chau Jessica Tsz Wa (周子华), a holder of Hong Kong Identity Card, with the number of K918079(6) (the “Guarantor”).

(each, a “Party” and, collectively, the “Parties”).

RECITALS

A.                                    The Company is an exempted company duly incorporated and validly existing under the laws of the Cayman Islands.

B.                                    On the terms and subject to the conditions set out in this Agreement, the Company intends to issue the Subscribed Shares (as defined below) to the Investor, and the Investor intends to subscribe for the Subscribed Shares.

IT IS ACCORDINGLY AGREED as follows:

1.                                                        DEFINITIONS AND INTERPRETATION

1.1 In this Agreement the following words and expressions shall (unless the context requires otherwise) have the following meanings:

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person by holding stocks or equities or by any other arrangement; “control” means the power, directly or indirectly, whether conditional or not, to direct the management or the board of directors of another company or holding more than fifty per cent (50%) of the voting rights in the decision-making authority of another company or, with respect to any director, individual shareholder and any other natural person, being any of his/her immediate family members (including children, spouses, brothers, sisters and parents) and any company directly or indirectly controlled by such director, individual shareholder and any other natural person. For purpose of this Agreement, the Affiliates of the Investor do not include the Company and the group companies (集团公司) defined in the CA Acquisition Agreements.

“Agreed FX Rate” means the USD/RMB exchange middle rate published by the People’s Bank of China on its website on the date that is three (3) Business Days prior to the applicable payment date.

“Articles” means the memorandum and articles of association of the Company, as amended from time to time.

“Business” means the business conducted by the Group Companies.

“Business Day” means a day (which for these purposes ends at 5:30pm local time) on which banks are open for commercial business in the Cayman Islands, Hong Kong and China other than a Saturday, Sunday or a public holiday.

“Claim” is defined in clause 7.5.

“Claim Maturity Date” is defined in clause 7.5.

“Claim Notice” is defined in clause 7.5.

“Closing” is defined in clause 3.1.

“Closing Date” is defined in clause 3.1.

“Companies Law” means the Cayman Islands Companies Law (2016 Revision) (as amended).

“Company Conditions” is defined in clause 6.2.

“Company Warranties” means the warranties of the Company as set out in Schedule 1.

“Confidential Information” means any information of a confidential or commercially sensitive nature (however stored), whether or not marked as such, relating to the business, customers or financial or other affairs of the Investor or any Group Company.

“Deed of Adherence” means a deed of adherence in the agreed form to be executed by the Investor on the Closing Date upon which the party thereto would be bound by the Shareholders Agreement.

“Encumbrance” means any rights of pledge, mortgage, liens or attachments or similar charges, right of first refusal, right of pre-emption, third party right or any other encumbrance having similar effect.

“Existing Shareholders” means shareholders listed in Schedule 3 to this Agreement.

“CA Acquisitions” means the Company acquires 100% shares of View Foundation International Limited which enjoys 98.91% equity interests of Shenzhen E-Commerce

Safety Certificates Administration Co., Ltd. (深圳市电子商务安全证书管理有限公司) through contractual arrangements in accordance with the CA Acquisition Agreements.

“CA Acquisition Agreements” means various agreements and documents entered into for the purpose of CA Acquisitions.

“Governmental or Regulatory Authority” means any nation or government or any province or state, municipal or local or any other political subdivision thereof, or any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any government authority, agency, department, board, commission or instrumentality or any political subdivision thereof, any court, tribunal or arbitrator, stock or securities exchange and any self-regulatory organization.

“Group Company” and “Group Companies” means, individually and collectively, the Company and its Affiliates that are controlled by the Company.

“HKIAC” is defined in clause 21.2.

“HKIAC Rules” is defined in clause 21.2.

“Hong Kong” means the Hong Kong Special Administrative Region of the PRC.

“Indemnified Party” is defined in clause 7.3.

“Indemnifying Party” is defined in clause 7.3.

“Investor Conditions” is defined in clause 6.1.

“Investor Warranties” means the warranties of the Investor as set out in Schedule 2.

“Law” or “Laws” means any constitutional provision, statute or other law, rule, regulation, listing rule, decree, official policy or interpretation of any Governmental or Regulatory Authority.

“Losses” is defined in clause 7.3.

“Ordinary Shares” means the ordinary shares of US$ 0.00001 par value each in the capital of the Company.

“Person” means any individual, sole proprietorship, partnership, limited partnership, limited liability company, firm, joint venture, estate, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or Governmental or Regulatory Authority or other enterprise or entity of any kind or nature.

“PRC” or “China” means the People’s Republic of China, which for the purpose of this Agreement, excludes the Special Administrative Region of Hong Kong, the Special Administrative Region of Macao and Taiwan.

“Shareholders Agreement” means the existing effective agreements and documents signed by all the Existing Shareholders of the Company including (i) the shareholders agreement dated 10 April 2018 (“Amended Shareholders Agreement”), (ii) the deed of adherence executed by National Dream Limited dated 12 March 2019, pursuant to which National Dream Limited became a party to and was bound by the Amended Shareholders Agreement, and (iii) the deed of adherence executed by Well Foundation Company Limited dated 10 May 2019, pursuant to which Well Foundation Company Limited became a party to and was bound by the Amended Shareholders Agreement.

“Share” means a share in the Company (including an Ordinary Share) and includes a fraction of a share in the Company.

“Subscribed Shares” is defined in clause 2.1.

“Subscription Amount” is defined in clause 2.1.

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Transaction Documents” means this Agreement, the Shareholders Agreement and the Deed of Adherence.

“US$” means United States dollars, the lawful currency of the United States of America.

In this Agreement (unless the context otherwise requires):

1.1.1                             words and phrases which are defined or referred to in or for the purposes of the Companies Law as each is in force on the date of this Agreement have the same meanings in this Agreement (unless otherwise expressly defined in this Agreement);

1.1.2                             references to any document in the agreed form means a form of document agreed by the Company and the Investor and initialled on their behalf for the purposes of identification (or otherwise identified in writing as such by or on behalf of each of the Company and the Investor);

1.1.3                             reference to any gender includes all genders, references to the singular includes the plural (and vice versa), and references to persons includes bodies corporate, unincorporated associations and partnerships (whether or not any of the same have a separate legal personality);

1.1.4                             reference to a statute or a statutory provision includes reference to:

1.1.4.1           the statute or statutory provision as modified or re-enacted or both from time to time, except to the extent that any modification, amendment, consolidation, re-enactment or replacement made after the date of this Agreement would increase the liability of any of the Parties; and

1.1.4.2           any subordinate legislation made under the statutory provision (as modified or re-enacted as set out (but subject to the exception) in clause 1.1.4.1 above);

1.1.5                             reference to writing includes any method of representing or reproducing words in a legible form;

1.1.6                             reference to a clause or schedule is to a clause of, or schedule to, this Agreement, and reference to a paragraph is to a paragraph of a schedule to this Agreement;

1.1.7                             reference to the Parties to this Agreement includes their respective permitted assigns and personal representatives;

1.1.8                             reference to any Party to this Agreement comprising more than one person includes each person constituting that Party;

1.1.9                             the contents list, headings and any descriptive notes are for ease of reference only and shall not affect the construction or interpretation of this Agreement; and

1.1.10                      this Agreement hereby incorporates all schedules and exhibits attached herewith, which shall be deemed an integral part hereof.

1.2                               Unless otherwise specifically provided, where any resolution or document is required by this Agreement to be signed by any person, the reproduction of the signature of such person by fax or email attaching a true PDF copy shall suffice, provided that the original signed resolution or document is despatched by internationally recognized express mail courier service by close of business on the next following Business Day, in which case the effective resolution or document shall be that sent by fax or email, not the confirmatory letter.

2.                                                    SUBSCRIPTION FOR SHARES

2.1                              On the terms and subject to the conditions of this Agreement, the Investor shall subscribe for and purchase from the Company, and the Company shall sell, issue and allot to the Investor on a fully-paid basis, certain number of Ordinary Shares of the Company (the “Subscribed Shares”) without any Encumbrance (in each case, as adjusted for share splits, share dividends, combinations, reclassifications, recapitalizations and the like), which shall be the product of (i) the subscription amount in US$ equivalent to RMB 66,580,000 calculated based on the Agreed FX Rate (the “Subscription Amount”), as the numerator; divided by (ii) US$ 7.5 per Share, as the denominator.

3.                                            CLOSING

3.1                               The consummation of the purchase and sale of the Subscribed Shares (the “Closing”) shall take place as notified by the Company on or before the date that is five (5) Business Days after the date on which the seller (转让股东) as defined in the CA Acquisition Agreements receives the balance of the third instalment of the purchase price (第三笔价款) less RMB 66,580,000 (as defined in the CA Acquisition Agreements) under the CA Acquisition Agreements, or such other later date (the “Closing Date”) or location as agreed by the Company and the Investor, subject to all the Company Conditions and Investor Conditions having been fulfilled or waived in accordance with clause 6.1 and clause 6.2 hereof respectively.

3.2                               Concurrently at the Closing:

3.2.1                       The Company shall deliver to the Investor:

3.2.1.1          certified true copies of all resolutions approved by the shareholders and board of directors of the Company related to the transactions contemplated by this Agreement and the other Transaction Documents.

3.2.2                       The Investor shall deliver to the Company:

3.2.2.1          certified copies of all resolutions or equivalent documents approved by the governing body of the Investor related to the transactions contemplated by this Agreement and the other Transaction Documents;

3.2.2.2          the Deed of Adherence (to be dated as of the Closing Date) executed by the Investor; and

3.2.2.3          due evidence of Investor having completed the conditions to closing set out in clause 6.2 to the satisfaction of the Company.

3.2.3                       The Parties hereby agree that, on the Closing Date, the Subscription Amount shall be paid in full by way of set-off against the amount of RMB 66,580,000 payable in the third instalment of the purchase price (第三笔价款) as defined and provided in the CA Acquisition Agreements.

3.2.4                       The Company shall issue and allot to the Investor the Subscribed Shares, as fully paid and free from any Encumbrances and deliver to the Investor an extract of the updated register of members reflecting the Investor as the holder of the Subscribed Shares on the Closing Date and within five (5) Business Days thereafter a share certificate representing the Subscribed Shares in due and proper form and duly executed on behalf of the Company.

4.                                      WARRANTIES

4.1                               As of the date of this Agreement and the Closing Date, the Company hereby warrants to the Investor that each of the Company Warranties is true and accurate. The Company Warranties are the exclusive warranties made by the Company under this Agreement. The Company hereby disclaims any other express or implied representations or warranties, whether written or oral, unless otherwise stated in CA Acquisition Agreements. The Company is not, directly or indirectly, making any representations or warranties regarding the pro forma financial information, financial projections or other forward-looking statements of the Company or any other Group Company.

4.2                               As of the date of this Agreement and the Closing Date, the Investor hereby warrants to the Company that each of the Investor Warranties is true and accurate. The Investor Warranties are the exclusive warranties made by Investor. Investor hereby disclaims any other express or implied representations or warranties, whether written or oral, unless otherwise stated in CA Acquisition Agreements.

5.                                      COVENANTS

5.1                               The Company shall comply with clause 6.1 and Investor shall comply with clause 6.2 and thereafter the Parties shall work together, where applicable, to complete transactions contemplated by this Agreement. Without limiting the generality of the foregoing, each Party shall: (i) make all filings and give all notices required to be made or given by such Party in connection with the transactions contemplated by this Agreement; and (ii) use their commercially reasonable efforts to obtain any consent required to be obtained (pursuant to any applicable Law, contract or otherwise) by such Party in connection with the transactions contemplated by this Agreement.

5.2                               At any time if the Party responsible for satisfaction of each condition becomes aware of a fact or circumstances that might prevent such condition being satisfied it shall inform the other Party immediately.

5.3                               Each Party shall, subject to applicable Law and all applicable privileges, including the attorney-client privilege: (a) give the other Party prompt notice of the commencement of any legal proceeding by or before any Governmental or Regulatory Authority with respect to the transactions contemplated by this Agreement; (b) keep the other Party informed as to the status of any such legal proceeding; and (c) promptly inform the other Party of any communication from any Governmental or Regulatory Authority regarding the transactions contemplated by this Agreement.

5.4                               Unless otherwise specified in the Transaction Documents, for a period of two (2) years from the Closing Date, the Investor shall not sell, transfer or dispose of any Subscribed Shares in any manner without complying with the relevant requirements in the Shareholders Agreement (i.e., written consent from the other Shareholders of the Company holding a majority of the Shares then outstanding (excluding the Shares being held by the Investor), and shall ensure that there is no change in the direct and indirect beneficial interest in the Investor during such period without complying with the same requirements in the Shareholders Agreement, unless otherwise stated in the Shareholders Agreement. Should the Investor violate any restrictions/requirements under this Clause, the Investor shall be deemed as having breached the restrictions/requirements for transfer of shares provided in the Shareholders Agreement and shall bear the corresponding breach liabilities provided thereunder.

5.5                               Unless otherwise specified in the CA Acquisitions Agreements, the Company undertakes to the Investor that, from the date hereof and until the date that is two (2) years after the Closing Date, the Company shall continuously have control of, hold direct or indirect control interests in and/or obtain substantial benefits from the onshore entities set forth in Schedule 4 of this Agreement, unless otherwise required by the applicable laws.

6.                                      CONDITIONS TO CLOSING

6.1                               The Investor Closing Conditions. The obligations of the Investor to consummate the Closing are subject to the fulfilment by the Company or waiver by the Investor on or prior to the Closing of each of the following conditions (collectively, the “Investor Conditions”):

6.1.1                             Warranties. The Company Warranties being true in all material aspects on and as of the Closing with the same effect as though such warranties had been made on and as of the date of such Closing.

6.1.2                             Performance. The Company having performed and complied with all of its agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing in all material aspects.

6.1.3                             No Injunction, Order, Etc. There being no injunction, order or decree of any nature of any court or Governmental or Regulatory Authority of competent jurisdiction in effect that restrains or prohibits the consummation of the transactions contemplated by this Agreement or by the other Transaction Documents.

6.1.4                             No Change in Law. There being no Laws, directives, orders, pronouncements or other guidance issued by any Governmental or Regulatory Authority that prohibit, restrain, enjoin or otherwise adversely affect the corporate structure or ownership of the Group Companies or the foreign ownership of the Company.

6.1.5                             Third Payment of the CA Acquisitions. Provided that the conditions required prior to the Third Payment have been satisfied or waived by the Company or the Guarantor in accordance with the CA Acquisition Agreements, the Company having fulfilled its payment obligation of the balance of the Third Payment under the CA Acquisitions Agreements less the amount of RMB 66,580,000 to be set off against the Subscription Amount hereunder.

6.2                               Company Conditions. The obligations of the Company to consummate the Closing are subject to the fulfilment by the Investor or waiver by the Company on or prior to the Closing of each of the following conditions (collectively, the “Company Conditions”):

6.2.1                             Warranties. The Investor Warranties being true in all material aspects on and as of the Closing with the same effect as though such warranties had been made on and as of the date of such Closing.

6.2.2                             Performance. The Investor having performed and complied with all of its agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing in all material aspects.

6.2.3                             Governmental Approvals. The Investor having obtained all approvals, filings or registrations from the Governmental or Regulatory Authority (if necessary) in relation to the transaction contemplated hereunder.

6.2.4                             No Injunction, Order, Etc. There being no injunction, order or decree of any nature of any court or Governmental or Regulatory Authority of competent jurisdiction in effect that restrains or prohibits the consummation of the transactions contemplated by this Agreement or by the other Transaction Documents.

6.2.5                             No Change in Law. There being no Laws, directives, orders, pronouncements or other guidance issued by any Governmental or Regulatory Authority that prohibit, restrain, enjoin or otherwise adversely affect the corporate structure or ownership of the Group Companies or the foreign ownership of the Company.

7.                                      INDEMNIFICATION

7.1                               Time Limit of Claim. The Company shall not be liable for any Claims if such Claim is initiated after the first anniversary upon Closing, provided, however, that such time limitation shall not apply with respect to Claims arising out of fraud and wilful misconduct.

7.2                               Minimum Claims. No Claim made against the Company Warranties will be compensated unless the amount of the Claim, either individually or when combined with other related Claims, exceeds United States Dollars Two Million (USD 2,000,000) in which event the full amount of all such Claims shall be recoverable, and not merely the excess.

7.3                               Indemnification.  Subject to the terms, conditions and limitations set forth in this Agreement, from and after the Closing Date, each Party (the “Indemnifying Party”) shall indemnify and hold the other Party (the “Indemnified Party”) harmless against all direct and actual losses (including reasonable costs and expenses) (the “Losses”) suffered or incurred by the Indemnified Party, as a result of any breach of the Indemnifying Party’s warranties hereunder.

7.4                               Maximum Liability. The maximum aggregate liability of the Company in respect of all liability of the Company (including all Claims arising from the Company Warranties) pursuant to this Agreement shall not exceed, in aggregate, an amount equal to the Subscription Amount.

7.5                               Indemnification Procedure. Subject to clause 7.1, the Indemnified Party may elect to make a claim for indemnification (a “Claim”) for breaches of the Indemnifying Party’s warranties hereunder. All Claims by the Indemnified Party under this Agreement shall be asserted and resolved as follows:

7.5.1                              The Indemnified Party shall deliver a written notice notifying the Indemnifying Party with reasonable promptness of such Claim and specifying the nature of and basis for such Claim, together with the amount thereof, or if not then reasonably ascertainable, the estimated amount thereof, determined in good faith (a “Claim Notice”).

7.5.2                              If the Indemnifying Party notifies the Indemnified Party that it does not dispute its liability to the Indemnified Party with respect to such Claim, or fails to notify the Indemnified Party within fifteen (15) Business Days after the date on which the Indemnified Party delivers the Claim Notice to the Indemnifying Party (the fifteenth Business Day shall be hereinafter referred as the “Claim Maturity Date”) whether the Indemnifying Party disputes its liability to the Indemnified Party with respect to such Claim, the Losses in the amount specified the Claim Notice will be conclusively deemed a liability of the Indemnifying Party hereunder and the Indemnifying Party shall pay the amount of such Losses in the amount specified in the Claim Notice to the Indemnified Party on demand. If the Indemnifying Party has timely (i.e., before the Claim Maturity Date) disputed its liability with respect to such Claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within thirty (30) Business Days after the date on which the Indemnifying Party delivered notice to the Indemnified Party that it disputes its liability with respect to such Claim, such dispute shall be resolved by arbitration in accordance with clause 21.2 hereof.

7.6                               Exclusions. The Company shall not be liable in respect of a Claim and thus no compensation shall be due if and to the extent that such Claim is attributable to, or the amount of such Claim is increased as a result of, any:

7.6.1                              change in applicable Laws coming into effect from the date of this Agreement or any amendment to or the withdrawal of any practice previously published by a Governmental or Regulatory Authority, in either case occurring from the date of this Agreement, whether or not such change, amendment or withdrawal purports to have retroactive effect in whole or in part;

7.6.2                              new interpretation of existing Law by a Governmental or Regulatory Authority in a judgment or decision published after the Closing Date;

7.6.3                              change after the Closing Date in the accounting bases on which any of the Group Companies values its assets or a change in the tax structure or corporate structure of any of the Group Companies;

7.6.4                              change after the Closing Date of the date to which the Group Companies make up their statutory accounts or tax accounts or in the bases, methods or policies of accounting (including tax accounting) of the Group Companies.

7.7                               Mitigation. Nothing in this Agreement shall be deemed to relieve the Investor from any duty under applicable Laws to mitigate any Losses incurred by it as a result of any breach of the Company Warranties. The Investor shall procure that all reasonable steps are taken and all reasonable assistance is given to avoid or mitigate any Claims or damage in the absence of mitigation might give rise to a liability in respect of any Claims.

7.8                               No Double Recovery. The Investor shall not be entitled to recover from the Company more than once in respect of any one matter if more than one Company Warranties and/or any provision of this Agreement is breached.

8.                                      FORCE MAJEURE

8.1                               No Party shall be liable to the other or be deemed to be in breach of this Agreement by reason of any delay in performing, or failure to perform, any of its obligations under this Agreement if such delay or failure was beyond that Party’s reasonable control (including, without limitation, any strike, lockout or other industrial action, act of God, war or threat of war, accidental or malicious damage, settlement system failure or interruption, banking operation suspension or interruption, prohibition or restriction by governments or other legal authority or other events recognized as force majeure events by normal international commercial customs).

8.2                               A Party claiming to be unable to perform its obligations under this Agreement (either on time or at all) in any of the circumstances set out in clause 8.1 must immediately notify the other Party of the nature and extent of the circumstances in question, and shall provide evidence of the occurrence and continuance of the events set out in clause 8.1 within fifteen (15) days after such occurrence.

8.3                               The Parties shall resume performance of its obligations under this Agreement when such circumstances have ceased to have effect on the performance of this Agreement.

9.                                      TERMINATION AND SURVIVAL

9.1                               This Agreement shall become effective upon the date this Agreement is signed by all Parties and remain valid until terminated in accordance with this Agreement.

9.2                               This Agreement may be terminated at any time by mutual agreement of the Parties.

9.3                               If the CA Acquisition Agreements are terminated before the Closing, this Agreement and the Deed of Adherence (if executed) shall be terminated automatically. If the CA Acquisition Agreements are terminated after the Closing, the Investor and the Company shall upon amicable negotiation agree in writing a proper arrangement within ten (10) Business Days to dispose of the Subscribed Shares. In the event that the Investor and the Company fail to make such a written agreement within such negotiation period, either the Company or the Investor shall have the right to terminate this Agreement together with the other Transaction Documents immediately thereafter and the Company (or its designated entity) shall buy back the Subscribed Shares then held by the Investor (if any) at the price equivalent to the Subscription Amount stated in Clause 2.1 hereunder. Under such circumstances, the Investor shall provide all reasonable and necessary support upon the Company’s request to complete such share buy-back. The Company is deemed to have made full payment of the aggregate share buy-back price by setting off the same against part of the refund of the purchase price pursuant to and under the CA Acquisition Agreements.

9.4                              Upon termination, this Agreement shall cease to have any force and effect on the Parties except in respect of:

9.4.1                                    Clauses 7, 9.4 and 10 to 22; and

9.4.2                              any rights or remedies accrued to a Party prior to the termination of this Agreement.

10.                               TAXES AND COSTS

Except as otherwise provided herein, each Party shall be responsible for all Taxes, fees and expenses incurred by it in relation to the transactions contemplated under this Agreement.

11.                               NO PARTNERSHIP

Nothing contained in this Agreement shall be deemed to constitute a partnership among the Parties or any of them.

12.                               ANNOUNCEMENTS AND CONFIDENTIALITY

12.1                        No announcement concerning this Agreement or the other Transaction Documents shall be made by one Party (whether prior to or after the Closing Date) without the prior approval of the other Party (such approval not to be unreasonably withheld or delayed) except for such announcement as may be required by applicable Laws or the rules of a stock exchange binding on the relevant Party, in which event the disclosing Party shall use its best efforts to notify the other Party and take into consideration the comments by such other Party.

12.2                        In addition to the foregoing, the Parties understand and acknowledge that this Agreement and other Transaction Documents, the oral or written information exchanged among or obtained by the Parties and their Affiliates as a result of the Transaction Documents, the information related to any dispute arising from or in connection with the performance, interpretation, breach, termination or validity of the Transaction Documents are all Confidential Information. The Parties shall, and shall procure each of their representatives (including but not limited to any senior management staff, director, employee, shareholder, agent or Affiliate), keep confidential and not disclose to any third party (excluding any investor or potential investor, Affiliate and professional advisor of the Company or the Investor) the Confidential Information unless:

12.2.1                      the Confidential Information is or becomes generally available to the public other than as a result of a disclosure by a Party or its representatives or a third party source that was bound by a confidentiality agreement;

12.2.2                      the Confidential Information was available to the Party or its representatives on a non-confidential basis prior to its disclosure by another Party hereto or its representatives; or

12.2.3                      the Confidential Information is required to be disclosed under applicable Law, including but not limited to the disclosure made in accordance with any listing rule or any securities regulatory authority, in which case the Party having a disclosure obligation shall, at the reasonable time before the disclosure, consult other Parties over such disclosure and shall, as per the requirements of other Parties, seek possible confidential treatments for the Confidential Information subject to disclosure.

13.                               GUARANTEE

13.1                        So long as the Guarantor holds 100% shares of the Investor, the Guarantor unconditionally and irrevocably undertakes to ensure that the Investor will perform all its due obligations under or pursuant to this Agreement, and upon the Investor’s signing of the Shareholders Agreement, all its obligations under or pursuant to the Shareholders Agreement.

13.2                        The Guarantor represents and warrants to the Company that: (i) she has the power to execute and deliver this Agreement and to perform her obligations under it; and (ii) this Agreement constitutes her legal, valid and binding obligations enforceable against her in accordance with the terms hereunder.

14.                               PERSONAL REPRESENTATIVES AND SUCCESSORS IN TITLE

This Agreement shall be binding upon and inure for the benefit of each Party’s personal representatives and successors in title. This includes any successor to any Shares in the Company transferred in accordance with this Agreement or the Articles. No Party shall assign this Agreement without the written consent of the other Party.

15.                               ENTIRE AGREEMENT

15.1                        This Agreement, the other Transaction Documents, the documents in the agreed form that are attached as schedules and exhibits hereto constitute the entire agreement among the Parties in respect of the subject matter of this Agreement.

15.2                        For the avoidance of doubt:

15.2.1                      the Transaction Documents supersede and extinguish any representations and/or warranties previously given or made;

15.2.2                      each of the Parties acknowledges to the other (and shall execute the Transaction Documents in reliance upon such acknowledgement) that it has not been induced to enter into any such documents by, nor relied upon, any representation or warranty other than the warranties contained in this Agreement; and

15.2.3                      absent fraud, each Party irrevocably and unconditionally waives any right which it may have to claim damages in respect of or rescind this Agreement or any of the other Transaction Documents by reason of any misrepresentation or warranty not set out in any such document.

16.                               VARIATIONS

No variation of this Agreement or any of the documents in the agreed form that are attached as schedules and exhibits hereto shall be valid unless it is in writing and signed by or on behalf of each Party.

17.                               WAIVER

No waiver by any Party of any breach or non-fulfilment by the other Party of any provisions of this Agreement shall be deemed to be a waiver of any subsequent or other breach of that or any other provision and no failure to exercise or delay in exercising any right or remedy under this Agreement shall constitute a waiver of such right or remedy. No single or partial exercise of any right or remedy under this Agreement shall preclude or restrict the further exercise of any such right or remedy. The rights and remedies of a Party under this Agreement are cumulative and not exclusive of any rights and remedies provided by Law.

18.                               SEVERABILITY

The invalidity, illegality or unenforceability of any provisions of this Agreement shall not affect the continuation in force of the remainder of this Agreement.

19.                               NOTICES

19.1                        Any notice given pursuant to the terms of this Agreement must be given in writing to the Party due to receive such notice at its registered office from time to time.

19.2                        A notice may only be served on a Party:

19.2.1                      by sending it through an internationally recognized express mail courier service in a prepaid envelope addressed to the Party or any of its officers at its registered office;

19.2.2                      by delivering it by hand to its registered office; or

19.2.3                      by fax transmission (with confirmation of error-free transmission) or email (with confirmation of receipt) to any officer of such Party.

19.3                        Any notice:

19.3.1                      addressed to the recipient in the manner prescribed by this Agreement shall, if sent by internationally recognized express mail courier service, be deemed to have been served or delivered on the day it was so delivered;

19.3.2                      not sent by internationally recognized express mail courier service, but delivered by hand to or left at an address in accordance with this Agreement, shall be deemed to have been served or delivered on the day it was so delivered or left;

19.3.3                      sent by fax transmission shall be deemed to have been served or delivered at the time it was sent, and in proving such service it shall be sufficient to produce a transaction report or log generated by a fax machine which evidences the fax transmission on an error-free basis;

19.3.4                      sent by email shall be deemed to have been served or delivered at the time it was sent, and in proving such service it shall be sufficient to produce a copy of such email reflecting the date and time of transmission and confirmation of receipt.

20.                               COUNTERPARTS

This Agreement may be executed in any number of counterparts each of which when executed by one or more of the Parties shall constitute an original but all of which shall constitute one and the same instrument.

21.                               GOVERNING LAW AND DISPUTE RESOLUTION

21.1                        This Agreement will be governed by and construed in accordance with the laws of Hong Kong without giving effect to conflict of laws principles.

21.2                        Disputes among the Parties shall be settled by arbitration at the Hong Kong International Arbitration Centre (“HKIAC”) in Hong Kong under the Hong Kong International Arbitration Centre Administered Arbitration Rules (the “HKIAC Rules”) in force when the notice of arbitration is submitted in accordance with the HKIAC Rules, except as amended as follows:

21.2.1                      the number of arbitrators shall be determined and then appointed in accordance with the HKIAC Rules (solely for the purpose of this clause 21.2.1, the Investor and the Guarantor shall be deemed as the same party when appointing arbitrator(s));

21.2.2                      the language to be used in the arbitral proceedings shall be English with Chinese translation;

21.2.3                      subject to the overall discretion of the arbitration tribunal, the costs of the arbitration, including the HKIAC’s and arbitrators’ fees and legal costs, shall be borne by the Party losing the arbitration;

21.2.4                      while such dispute is being arbitrated under this clause 21.2, none of the Parties shall be permitted to disclose any information or details relating to such dispute without the written consent of the other Party to the dispute, except as may be required by applicable Laws or under the rules of any securities exchange; and

21.2.5                      other than the matter being disputed, the Parties shall continue to perform their respective obligations under this Agreement, which are not in dispute.

21.3                        The award of the arbitration tribunal shall be final and binding. The Parties shall waive their rights of appeal, if any, to the extent allowed by law.

22.                               LANGUAGE VERSION

This Agreement is prepared and signed in English. Any arbitration tribunal or court having jurisdiction over a dispute relating to this Agreement shall interpret this Agreement based on the English version.

IN WITNESS of which the Parties or their duly authorized representatives have executed this Agreement.

OneConnect Financial Technology Co., Ltd.

By:	/s/ Wangchun Ye

Name:	Wangchun Ye

Title	Chief Executive Officer and Chairman of the Board

Great Lakes Global Limited

By:	/s/ Chau Jessica Tsz Wa

Name:	Ms. Chau Jessica Tsz Wa

Title:	Director

Guarantor

By:	/s/ Chau Jessica Tsz Wa

Name:	Ms. Chau Jessica Tsz Wa

SCHEDULE 1:   COMPANY WARRANTIES

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SCHEDULE 2:  INVESTOR WARRANTIES

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SCHEDULE 3:  EXISTING SHAREHOLDERS OF COMPANY

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SCHEDULE 4:  CURRENT STRUCTURE

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DEED OF ADHERENCE

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